EXHIBIT 99.1

N E W S R E L E A S E
For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720

RYERSON TO ESTABLISH JOINT VENTURE IN CHINA

Chicago, Illinois – September 11, 2006 – Ryerson Inc. (NYSE: RYI), today announced the signing of a definitive agreement with Van Shung Chong Holdings Limited (“VSC”), a Hong Kong Stock Exchange listed company, and its subsidiary, CAMP BVI, to form a joint venture company, VSC Ryerson China Limited. VSC will own 60 percent of the joint venture at inception and will contribute to the new joint venture its existing China metals service center network, which generated revenues of $140 million for the fiscal year ended March 31, 2006. Ryerson will contribute approximately $28.5 million in cash for its initial interest of 40 percent. The joint venture will use this cash to fund planned expansions to the service center network and its capabilities, in part to support Ryerson’s U.S. based customers operating in China. VSC Ryerson China Limited will be headquartered in Hong Kong and has processing and service center operations in Guangzhou, Dongguan, Kunshan and Tianjin, a minority interest in a processing facility in Nansha, and sales offices in Beijing, Shanghai, Wuxi and Shenzen. The transaction is expected to close during the fourth quarter of 2006, subject to customary closing conditions, purchase price adjustments and regulatory approval.

“This investment allows Ryerson to participate directly in the rapidly growing Chinese market, the largest metals consuming market in the world,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Inc. “Additionally, it provides an immediately operational platform with an experienced management team to serve the growing needs of our U.S. customers who have established a presence in China.”

Andrew Yao Cho Fai, VSC’s Executive Chairman and Chief Executive Officer, said, “Establishing this venture with Ryerson represents a major milestone for VSC, our customers, employees and other constituents. Through this partnership, VSC will offer an expanded range of products and services from a single source as well as provide enhanced capabilities to Ryerson’s multinational customer base with operations in China. China is the largest and fastest growing steel market in the world and having Ryerson as a partner enhances our competitive position as well as positions us for accelerated growth in the years ahead.”

Ryerson will finance the investment with cash on hand and borrowing under its credit facilities. Ryerson and VSC expect the joint venture to significantly expand both in terms of number of locations and capabilities in the next few years. The agreement provides Ryerson an option to become the majority owner of VSC Ryerson China Limited in three years.

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Ryerson Inc. is North America’s leading distributor and processor of metals, with 2005 revenues of $5.8 billion. The company services customer through a network of service centers across the United States and in Canada, Mexico and India. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.